16

Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Harold's Stores, Inc.:


    We consent to incorporation by reference in the registration statements (Nos. 33-68604 and 33-63773) on Form S-8 of Harold's Stores, Inc. of our reports dated March 15, 1999, relating to the consolidated balance sheets of Harold's Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, the related consolidated statements of earnings, stockholders' equity and cash flows, and the related consolidated financial statement schedule for the 52 week periods ended January 30, 1999, January 31, 1998 and February 1, 1997, which reports appear in the January 30, 1999 Annual Report on Form 10-K of Harold's Stores, Inc.





                                      KPMG LLP



Oklahoma City, Oklahoma
April 22, 1999